EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsor and Trustee of Equity Investor Fund
Focus Series Health Care Portfolio 3 and
Financial Portfolio 2,
Defined Asset Funds
We consent to the use in this Registration Statement Nos. 333-46977 and 333-46981 of our opinion dated April 9, 1998, relating to the Statements of Condition of Equity Investor Fund, Focus Series Health Care Portfolio 3 and Financial Portfolio 2, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 9, 1998